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                                                                      EXHIBIT 12

                       VERITAS DGC INC. AND SUBSIDIARIES
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO
                             (IN 000'S OF DOLLARS)


                                                              FOR THE YEARS ENDED JULY 31,
                                              ------------------------------------------------------------
                                                1992         1993         1994         1995         1996
                                              --------     --------     --------     --------     --------
                                              (UNAUDITED)
Earnings:
  Income before provision for income taxes
     and equity in loss of 50% or less-owned
     companies and joint ventures............ $  7,025     $  5,961     $    540     $ 14,587     $  4,403
  Equity in loss of 50% or less-owned
     companies and joint ventures............   (1,521)      (2,204)      (4,965)      (5,186)      (1,113)
  Fixed charges..............................    9,592        8,100       10,757       14,387       14,869
  Capitalized interest.......................                  (204)
                                               -------      -------      -------      -------      -------
          Total.............................. $ 15,096     $ 11,653     $  6,332     $ 23,788     $ 18,159
                                               =======      =======      =======      =======      =======
Fixed charges:
  Interest expense........................... $  2,579     $  1,928     $  3,213     $  5,170     $  5,466
  Capitalized interest.......................                   204
   1/3 Rent expense..........................    7,013        5,968        7,544        9,217        9,403
                                               -------      -------      -------      -------      -------
          Total.............................. $  9,592     $  8,100     $ 10,757     $ 14,387     $ 14,869
                                               =======      =======      =======      =======      =======
Ratio of earnings to fixed charges(2)........     1.57         1.44         0.59(1)      1.65         1.22
                                               =======      =======      =======      =======      =======


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(1) Earnings are inadequate to cover fixed charges by $4,425,000.

(2) The effect of the refinancing impacts the ratio of earnings to fixed charges by less than 10%. Therefore, the pro forma ratio is not presented.